FOR IMMEDIATE RELEASE
Thursday, November 6, 2025

Titan International, Inc. Reports Third Quarter Financial Results

WEST CHICAGO, ILLINOIS, November 6, 2025 - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported financial results for the third quarter ended September 30, 2025.

Q3 2025 Key Figures
•Revenues grew 4% to $466 million
•Gross margin improved to 15.2%
•Adjusted EBITDA increased to $30 million
•Free cash flow of $30 million

Paul Reitz, President and Chief Executive Officer, commented, “Our Q3 2025 results were at the high end of our expectations as the strength of our One Titan Team combined with the diversity of our operations to deliver solid financial performance. Our Ag and EMC segments each reported revenue growth compared with the prior year period along with expanded gross margins. We also improved gross margins in our Consumer segment despite marginally lower revenues due to tariffs continuing to have some dampening effect on new equipment demand. As our customers and end users begin looking towards 2026, more long-term trade deals, more static tariff rates and further interest rate relief stand as key catalysts for our business. We are encouraged by the latest trade negotiation developments and the potential for substantial grain purchases by China in the future, which will be significant for US farmers. It is important to remind everyone that Titan has unparalleled domestic capability with tires and wheels to serve OE and aftermarket customers in the farm and construction markets.”

Mr. Reitz continued, “We continue to demonstrate focus on what we do best in serving our customers well with a strong product portfolio while reinforcing our competitive positioning as those efforts underpin solid performance through the cycle. As global trade continues to be reordered, with a particular emphasis on reshoring manufacturing to the U.S., we are confident in our ability to benefit from an eventual resumption of OEM - based demand given Titan’s position as the leading U.S. manufacturer across many of our product lines. Again, emphasizing the diversity of our model, aftermarket sales continue to be less cyclical, providing an important offset to OEM channel softness. Among the highlights from our third quarter, we continued to generate gross and EBITDA margins meaningfully above where they were during the last cyclical trough, allowing Titan to deliver Adjusted EBITDA at the high end of our guidance with accompanying strong free cash flow which allowed us to reduce our net debt. Overall wheel and tire inventories across our segments are decreasing which is driving incremental ordering at certain customers and gives us confidence that broad-based demand will improve in due course.”

Company Outlook
David Martin, Chief Financial Officer added, “We expect this quarter’s results to demonstrate moderate improvement from last year’s fourth quarter with sales to be between $385 million and $410 million and Adjusted EBITDA of around $10 million and at the same time we are preparing for the calendar to turn and the seasonal volume uptick in Q1 2026.”

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Results of Operations

Net sales for the three months ended September 30, 2025 were $466.5 million, compared to $448.0 million in the comparable period of 2024. The increase was primarily driven by pricing related to passing on increases in input costs. Additionally, foreign currency translation contributed approximately 1.2% to the growth, largely due to the strengthening of the euro.

Gross profit for the three months ended September 30, 2025 was $70.9 million, or 15.2% of net sales, compared to $58.8 million, or 13.1% of net sales, for the three months ended September 30, 2024. The improvement in gross profit was primarily driven by the impact of increases in net sales, favorably impacting fixed cost absorption at certain production facilities in the Americas. The improvement in gross margin was also driven by enhanced fixed cost leverage as previously mentioned. Further, gross profit and margin were favorably impacted by cost reduction and productivity initiatives which continued to be executed across our global production facilities.

Selling, general and administrative expenses (SG&A) for the three months ended September 30, 2025 were $53.1 million, or 11.4% of net sales, compared to $49.5 million, or 11.1% of net sales, for the three months ended September 30, 2024. The increase in SG&A expenses was primarily driven by general inflationary cost impacts, including higher personnel-related costs. Further, SG&A expenses for the three months ended September 30, 2024 were favorably impacted by an amortization expense measurement period adjustment related to the reduction of amortizable intangible assets associated with the Titan Specialty purchase price allocation.

Income from operations for the three months ended September 30, 2025 was $9.7 million, compared to income from operations of $2.8 million for the three months ended September 30, 2024. The increase in income from operations for the three months ended September 30, 2025 was primarily driven by higher gross profit, reflecting improved sales.

The Company recorded income tax expense of $1.1 million and $12.9 million for the three months ended September 30, 2025 and 2024, respectively. The income tax expense differed for each period primarily due to an overall decrease in pre-tax income. Our 2025 and 2024 income tax expense and rates differed from the amount of income tax determined by applying the U.S. Federal income tax rate to pre-tax income primarily as a result of foreign income tax rate differential on the mix of earnings, the valuation allowance on the interest expense carryforward, and certain foreign inclusion items on the domestic provision.

Segment Information

Agricultural Segment

(Amounts in thousands, except percentages)	Three months ended			Nine months ended
	September 30,			September 30,
	2025	2024	% Increase	2025	2024	% Decrease
Net sales	$188,737	$175,439	7.6%	$579,706	$631,442	(8.2)%
Gross profit	25,232	16,720	50.9%	77,999	89,642	(13.0)%
Profit margin	13.4%	9.5%	41.1%	13.5%	14.2%	(4.9)%
Income from operations	7,509	1,910	293.1%	28,404	41,692	(31.9)%

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Net sales in the agricultural segment were $188.7 million for the three months ended September 30, 2025, as compared to $175.4 million for the comparable period in 2024. The increase was primarily driven by higher sales volumes in the Americas. Additionally, the increase was supported by favorable pricing driven by higher input costs and product mix. Foreign currency translation, due to the strengthening of multiple currencies, also contributed positively to net sales by approximately 0.6%.

Gross profit in the agricultural segment was $25.2 million for the three months ended September 30, 2025, as compared to $16.7 million in the comparable period in 2024.  The improvement in gross profit was primarily driven by increased sales volumes, which enhanced leverage of fixed manufacturing costs and favorable mix.

Earthmoving/Construction Segment

(Amounts in thousands, except percentages)	Three months ended			Nine months ended
	September 30,			September 30,
	2025	2024	% Increase	2025	2024	% Decrease
Net sales	$145,368	$136,313	6.6%	$441,005	$467,085	(5.6)%
Gross profit	15,163	11,653	30.1%	47,530	55,929	(15.0)%
Profit margin	10.4%	8.5%	22.4%	10.8%	12.0%	(10.0)%
Income (loss) from operations	357	(1,911)	118.7%	5,027	13,970	(64.0)%

The Company's earthmoving/construction segment net sales were $145.4 million for the three months ended September 30, 2025, as compared to $136.3 million in the comparable period in 2024. The increase was primarily driven by higher sales volumes in the Americas. Additionally, net sales benefited from a 2.7% favorable foreign currency translation impact, mainly due to the strengthening of the euro, as well as positive price and product mix.

Gross profit in the earthmoving/construction segment was $15.2 million for the three months ended September 30, 2025, as compared to $11.7 million for the three months ended September 30, 2024. This improvement was largely attributable to higher volumes and enhanced fixed cost leverage.

Consumer Segment

(Amounts in thousands, except percentages)	Three months ended			Nine months ended
	September 30,			September 30,
	2025	2024	% Increase/ (Decrease)	2025	2024	% Increase/ (Decrease)
Net sales	$132,361	$136,233	(2.8)%	$397,293	$363,837	9.2%
Gross profit	30,476	30,432	0.1%	83,259	71,046	17.2%
Profit margin	23.0%	22.3%	3.1%	21.0%	19.5%	7.7%
Income from operations	9,036	11,282	(19.9)%	21,073	22,844	(7.8)%

Consumer segment net sales were $132.4 million for the three months ended September 30, 2025, as compared to $136.2 million for the three months ended September 30, 2024. This change was mainly due to lower sales volumes in the Americas region of the legacy Titan business, reflecting challenging market conditions and reduced OEM demand amid broader economic pressures. These declines were partially offset by favorable price reflecting higher input costs, product mix, and a 0.7% positive foreign currency translation impact, mainly due to the strengthening of the euro.

Gross profit was comparable for the consumer segment at $30.5 million for the three months ended September 30, 2025, and $30.4 million for the three months ended September 30, 2024.

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Non-GAAP Financial Measures

Adjusted EBITDA was $29.8 million for the third quarter of 2025, compared to $20.5 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net income applicable to common shareholders for the third quarter of 2025 was income of $2.6 million, equal to income of $0.04 per basic and diluted share, compared to adjusted net income of $(13.9) million, equal to income of $(0.19) per basic and diluted share, in the third quarter of 2024. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income applicable to common shareholders and adjusted net income applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended the third quarter of 2025 with total cash and cash equivalents of $205.4 million, compared to $196.0 million at December 31, 2024. Long-term debt at September 30, 2025, was $556.8 million, compared to $553.0 million at December 31, 2024. Short-term debt was $21.6 million at September 30, 2025, compared to $12.5 million at December 31, 2024. Net debt (total debt less cash and cash equivalents) was $372.9 million at September 30, 2025, compared to $369.5 million at December 31, 2024.

During the nine months ended September 30, 2025, cash flows provided by operating activities were $17.2 million. This was primarily driven by non-cash adjustments, including $49.3 million in depreciation and amortization expenses. The cash inflow was partially offset by an increase in working capital. The increase in accounts receivable was largely attributable to seasonal factors, as sales increased by $82.9 million during the third quarter of 2025 compared to the fourth quarter of 2024. In response to higher operating activity, accounts payable also increased during 2025 in comparison to the end of 2024. Inventory levels rose as well, reflecting efforts to support seasonal demand through proactive inventory management.

Operating cash flows decreased by $115.5 million when comparing the nine months ended September 30, 2025 to the comparable period in 2024. This decrease was primarily due to increased investment in working capital to support elevated operating activity. Key drivers of the working capital increase included a $79.4 million rise in accounts receivable and a $56.3 million increase in inventory, partially offset by a $43.0 million increase in accounts payable.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the third quarter financial results on Thursday, November 6, 2025, at 9:00 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link
https://events.q4inc.com/attendee/328660313 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 10 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

United States Toll Free: 1 833 470 1428

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All other locations: https://www.netroadshow.com/conferencing/global-numbers?confId=56511

Participants Access Code: 973752

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024

Net sales	$466,466	$447,985	$1,418,004	$1,462,364
Cost of sales	395,595	389,180	1,209,216	1,245,747
Gross profit	70,871	58,805	208,788	216,617
Selling, general, and administrative expenses	53,132	49,533	155,340	140,536
Acquisition related expenses	—	—	—	6,196
Research and development expenses	4,550	4,199	13,435	12,071
Royalty expense	3,445	2,266	8,310	7,613
Income from operations	9,744	2,807	31,703	50,201
Interest expense	(9,727)	(9,005)	(28,935)	(27,103)
Interest income	3,032	3,064	7,726	8,483
Foreign exchange loss	(2,009)	(2,525)	(6,389)	(2,338)
Other (loss) income	(2,433)	375	(159)	4,057
(Loss) income before income taxes	(1,393)	(5,284)	3,946	33,300
Provision for income taxes	1,066	12,915	9,987	38,103
Net loss	(2,459)	(18,199)	(6,041)	(4,803)
Net (loss) income attributable to noncontrolling interests	(197)	50	1,415	2,096
Net loss attributable to Titan and applicable to common shareholders	$(2,262)	$(18,249)	$(7,456)	$(6,899)

Loss per common share:
Basic	$(0.04)	$(0.25)	$(0.12)	$(0.10)
Diluted	$(0.04)	$(0.25)	$(0.12)	$(0.10)
Average common shares and equivalents outstanding:
Basic	63,895	72,013	63,635	69,900
Diluted	63,895	72,013	63,635	69,900

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	September 30, 2025	December 31, 2024

Assets	(unaudited)
Current assets
Cash and cash equivalents	$205,381	$195,974
Accounts receivable, net of allowance of $5,447 and $3,232, respectively	285,877	211,720
Inventories	465,907	437,192
Prepaid and other current assets	76,792	67,151
Total current assets	1,033,957	912,037
Property, plant and equipment, net	447,244	421,218
Operating lease assets	122,736	117,027
Goodwill	29,563	29,563
Intangible assets, net	11,058	11,985
Deferred income taxes	49,163	41,732
Other long-term assets	56,666	51,391
Total assets	$1,750,387	$1,584,953

Liabilities
Current liabilities
Short-term debt	$21,555	$12,479
Accounts payable	254,882	219,586
Operating leases	13,358	11,999
Other current liabilities	163,647	143,294
Total current liabilities	453,442	387,358
Long-term debt	556,770	552,966
Deferred income taxes	9,454	6,416
Operating leases	113,882	106,020
Other long-term liabilities	42,410	38,537
Total liabilities	1,175,958	1,091,297
Commitments and Contingencies
Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 78,447,035 issued and 63,895,267 outstanding at September 30, 2025; 78,447,035 issued and 63,139,435 outstanding at December 31, 2024)	—	—
Additional paid-in capital	737,335	740,223
Retained earnings	156,607	164,063
Treasury stock (at cost, 14,551,768 shares at September 30, 2025 and 15,307,600 shares at December 31, 2024)	(116,318)	(122,336)
Accumulated other comprehensive loss	(208,559)	(285,877)
Total Titan shareholders’ equity	569,065	496,073
Noncontrolling interests	5,364	(2,417)
Total equity	574,429	493,656
Total liabilities and equity	$1,750,387	$1,584,953

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Nine months ended September 30,
Cash flows from operating activities:	2025	2024
Net loss	$(6,041)	$(4,803)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	49,288	40,059
Deferred income tax (benefit) provision	(2,854)	21,646
Loss on fixed asset and investment sale	19	625
Stock-based compensation	1,878	3,601
Issuance of stock under 401(k) plan	1,252	1,328
Gain from property insurance settlement	—	(3,537)
Foreign currency loss	9,148	1,375
(Increase) decrease in assets, net of acquisitions:
Accounts receivable	(50,511)	28,886
Inventories	(2,397)	53,914
Prepaid and other current assets	(4,614)	10,856
Other assets	(7,220)	(2,431)
Increase (decrease) in liabilities, net of acquisitions:
Accounts payable	14,512	(28,502)
Other current liabilities	12,195	8,317
Other liabilities	2,588	1,417
Net cash provided by operating activities	17,243	132,751
Cash flows from investing activities:
Capital expenditures	(36,753)	(52,318)
Business acquisition, net of cash acquired	—	(143,643)
Proceeds from sale of investment	—	1,791
Proceeds from property insurance settlement	—	3,537
Proceeds from sale of fixed assets	319	1,603
Net cash used for investing activities	(36,434)	(189,030)
Cash flows from financing activities:
Proceeds from borrowings	75,600	159,614
Repayments of debt	(66,034)	(66,601)
Payment of debt issuance costs	—	(3,115)
Repurchase of common stock	—	(16,106)
Other financing activities	(81)	(738)
Net cash provided by financing activities	9,485	73,054
Effect of exchange rate changes on cash	19,113	(9,733)
Net increase in cash and cash equivalents	9,407	7,042
Cash and cash equivalents, beginning of period	195,974	220,251
Cash and cash equivalents, end of period	$205,381	$227,293

Supplemental information:
Interest paid	$24,620	$20,500
Income taxes paid, net of refunds received	$14,089	$16,422
Non cash financing activity:
Issuance of common stock in connection with business acquisition	$—	$168,693

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data and percentages

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted gross profit, adjusted net income attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and net cash provided by operating activities to free cash flow, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted gross profit, adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt and net cash provided by operating activities to free cash flow, as we believe that they assist investors with analyzing our business results. In addition, management reviews these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted gross profit, adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and free cash flow should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted gross profit to gross profit, the most directly comparable GAAP financial measure, for the three and nine-month periods ended September 30, 2025 and 2024 (in thousands, except percentages).

	Three months ended	Three months ended
	September 30, 2025	September 30, 2024
	Total	Agricultural	Earthmoving/Construction	Consumer	Total
Gross profit, as reported	$70,871	$16,720	$11,653	$30,432	$58,805
Gross Margin	15.2%	9.5%	8.5%	22.3%	13.1%
Adjustments:
Carlstar inventory fair value step-up	—	38	26	736	800
Gross profit, as adjusted	$70,871	$16,758	$11,679	$31,168	$59,605
Adjusted Gross Margin	15.2%	9.6%	8.6%	22.9%	13.3%

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	Nine months ended	Nine months ended
	September 30, 2025	September 30, 2024
	Total	Agricultural	Earthmoving/Construction	Consumer	Total
Gross profit, as reported	$208,788	$89,642	$55,929	$71,046	$216,617
Gross Margin	14.7%	14.2%	12.0%	19.5%	14.8%
Adjustments:
Carlstar inventory fair value step-up	—	1,809	318	9,373	11,500
Gross profit, as adjusted	$208,788	$91,451	$56,247	$80,419	$228,117
Adjusted Gross Margin	14.7%	14.5%	12.0%	22.1%	15.6%

The table below provides a reconciliation of adjusted net income (loss) attributable to Titan to net loss applicable to common shareholders, the most directly comparable GAAP financial measure, for the three and nine-month periods ended September 30, 2025 and 2024 (in thousands, except earnings per share).

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024

Net loss attributable to Titan and applicable to common shareholders	$(2,262)	$(18,249)	$(7,456)	$(6,899)
Adjustments:
Foreign exchange loss	2,009	2,525	6,389	2,338
Carlstar transaction costs	—	—	—	6,196
Carlstar inventory fair value step-up	—	800	—	11,500
Loss on sale of investment	—	1,032	—	1,032
Gain on property insurance settlement	—	—	—	(1,913)
Loss from life insurance policy termination	2,851	—	2,851	—
Adjusted net income (loss) attributable to Titan and applicable to common shareholders	$2,598	$(13,892)	$1,784	$12,254

Adjusted earnings (loss) per common share:
Basic	$0.04	$(0.19)	$0.03	$0.18
Diluted	$0.04	$(0.19)	$0.03	$0.17

Average common shares and equivalents outstanding:
Basic	63,895	72,013	63,635	69,900
Diluted	64,067	72,013	63,904	70,358

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The table below provides a reconciliation of net loss to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three and nine-month periods ended September 30, 2025 and 2024 (in thousands).

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024

Net loss	$(2,459)	$(18,199)	$(6,041)	$(4,803)
Adjustments:
Provision for income taxes	1,066	12,915	9,987	38,103
Interest expense, excluding financing fees amortization	9,509	8,786	28,278	26,446
Depreciation and amortization	16,793	12,636	49,288	40,059
EBITDA	$24,909	$16,138	$81,512	$99,805
Adjustments:
Foreign exchange loss	2,009	2,525	6,389	2,338
Carlstar transaction costs	—	—	—	6,196
Carlstar inventory fair value step-up	—	800	—	11,500
Loss on sale of investment	—	1,032	—	1,032
Gain on property insurance settlement	—	—	—	(1,913)
Loss from life insurance policy termination	2,851	—	2,851	—
Adjusted EBITDA	$29,769	$20,495	$90,752	$118,958

The table below sets forth, for the three and nine-month periods ended September 30, 2025, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three months ended September 30,			Change due to currency translation		Three months ended September 30,
	2025	2024(1)	% Change from 2024	$	%	Constant Currency
United States	$237,002	$227,530	4.2%	$—	—%	$237,002
Europe / CIS	103,242	101,113	2.1%	6,260	6.2%	96,982
Latin America	92,685	76,023	21.9%	651	0.9%	92,034
Asia and other regions	33,537	43,319	(22.6)%	(1,325)	(3.1)%	34,862
	$466,466	$447,985	4.1%	$5,586	1.2%	$460,880

	Nine months ended September 30,			Change due to currency translation		Nine months ended September 30,
	2025	2024(1)	% Change from 2024	$	%	Constant Currency
United States	$719,067	$752,658	(4.5)%	$—	—%	$719,067
Europe / CIS	331,550	362,591	(8.6)%	10,937	3.0%	320,613
Latin America	254,473	225,529	12.8%	(20,642)	(9.2)%	275,115
Asia and other regions	112,914	121,586	(7.1)%	(4,113)	(3.4)%	117,027
	$1,418,004	$1,462,364	(3.0)%	$(13,818)	(0.9)%	$1,431,822

(1) Certain reclassifications were made to the prior year amounts to conform with the current year presentation for the net sales by geography.

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The table below provides a reconciliation of net debt, which is a non-GAAP financial measure (in thousands):

	September 30, 2025	December 31, 2024	September 30, 2024

Long-term debt	$556,770	$552,966	$503,429
Short-term debt	21,555	12,479	15,025
Total debt	$578,325	$565,445	$518,454
Cash and cash equivalents	205,381	195,974	227,293
Net debt	$372,944	$369,471	$291,161

The table below provides a reconciliation of net cash provided by operating activities to free cash flow, which is a non-GAAP financial measure (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024

Net cash provided by operating activities	$41,521	$59,905	$17,243	$132,751
Capital expenditures	(11,632)	(18,119)	(36,753)	(52,318)
Free cash flow	$29,889	$41,786	$(19,510)	$80,433

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